UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 23, 2012

CRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	000-24049	04-2372210
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

200 Clarendon Street, Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (617) 425-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2012 and March 27, 2012, the compensation committee of our board of directors set the performance criteria and goals for, and target and maximum amounts payable under, performance awards based on fiscal 2012 performance granted to our executive officers under our cash incentive plan. These performance awards are payable in cash and only to the extent certain performance goals specified by our compensation committee are achieved in fiscal 2012. For each of our executive officers, 70% of the target amount payable under the executive officer’s performance award is tied to the achievement of performance goals based on objective financial criteria: 35% of this target amount is tied to our consolidated fiscal 2012 non-GAAP net revenue and 35% of this target amount is tied to our consolidated fiscal 2012 non-GAAP earnings before interest and taxes (in each case, excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items as determined by our compensation committee).  For each of our executive officers, the remaining 30% of the target amount payable under the executive officer’s performance award is tied to the achievement of specified subjective individual performance goals. The payment made under this individual component of the performance award granted to our president and chief executive officer, Paul Maleh, cannot in any event exceed an objective formula amount determined based upon our consolidated fiscal 2012 non-GAAP net revenue (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items as determined by our compensation committee). In addition to the components described above, our executive vice president and chief operating officer, Monica Noether, and our executive vice president and chief strategy officer, Arnold Lowenstein, will each have the opportunity to receive a supplemental payment under their respective performance awards based on revenue sourcing and oversight, respectively. The components of these performance awards with payments tied to the achievement of objective financial criteria, or in the case of the individual component of Mr. Maleh’s performance award, limited by formula amounts determined based on objective financial criteria, are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, and the components of these performance awards with payments tied to the achievement of specified subjective individual performance goals and granted to our executive officers other than Mr. Maleh are not.  The target and maximum amounts payable to our executive officers under these performance awards are as follows: Mr. Maleh - target of $900,000 and maximum of $1,638,000; Dr. Noether - target of $300,000 and maximum of $1,521,000 (which includes the maximum supplemental payment based on her revenue sourcing); Mr. Lowenstein — target of $400,000 and maximum of $1,378,000 (which includes the maximum supplemental payment based on his revenue oversight); and our executive vice president, treasurer and chief financial officer, Wayne Mackie - target of $250,000 and maximum of $455,000. The formula amounts payable under each of these performance awards may be reduced by our compensation committee in its full discretion.  In addition, our compensation committee may in its discretion reduce or defer any amount otherwise payable under each of these performance awards for purposes of preserving the deductibility of the compensation payable to our executive officers.

In addition, on March 23, 2012, our compensation committee took the following actions. First, it determined the base salaries of our executive officers for fiscal 2012, which are as follows: Mr. Maleh - $600,000; Dr. Noether - $450,000; Mr. Lowenstein - $400,000; and Mr. Mackie - $375,000.  Second, it established the following target grant date fair values for fiscal 2012 grants of equity compensation to be made to our executive officers under our long-term incentive program and our 2006 equity incentive plan: Mr. Maleh - $800,000; Dr. Noether - $500,000; Mr. Lowenstein - $400,000; and Mr. Mackie - $300,000.  Our compensation committee retains the discretion to decide the timing, amount and terms of these equity grants. Third, it granted Mr. Maleh a special one-time bonus of 5,000 restricted shares of our common stock, which will vest in four equal annual installments beginning on the first anniversary of the date of grant, in recognition of his exceptional personal performance during our 2011 fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRA INTERNATIONAL, INC.

Dated: March 29, 2012	By:	/s/ Wayne D. Mackie
Wayne D. Mackie
Executive Vice President, Treasurer and
Chief Financial Officer